CUMULUS MEDIA Reports Operating Results for the First Quarter 2020

ATLANTA, GA — May 11, 2020: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” "CUMULUS MEDIA," “we,” “us,” or “our”) today announced operating results for the three months ended March 31, 2020.

Mary G. Berner, President and Chief Executive Officer of CUMULUS MEDIA, said, “Regardless of the challenge, the Cumulus team has focused acutely on what matters most, moved decisively where it will make a difference, and executed every effort efficiently and with an eye toward creating value. Our reaction to this unprecedented COVID-19 crisis has been no different. We entered March with strong financial performance, a favorable capital structure and significant liquidity, and we’ve taken swift actions that we believe will help us weather the adverse impacts of the pandemic.”

Berner continued, “Over the past few years, we have made meaningful shifts, both culturally and strategically, expanding from our on-air radio foundation to become a multi-platform audio-first media company, delivering premium content to over a quarter billion listeners each month whenever and however they want it. With our robust portfolio of broadcast, digital, mobile and voice-activated media solutions and integrated digital marketing services, we are very well-positioned to provide advertisers with the personal connections, local impact and massive national reach that will help them quickly reconnect with their customers as the crisis wanes.”

Key Highlights:

•	Quick and substantial actions to address COVID-19 pandemic

◦	Fixed cost reductions of nearly $60 million expected to be realized in 2020

◦	Curtailment of anticipated 2020 capital expenditures by 40%

◦	Anticipated significant tax benefits from CARES Act

◦	Increased cash from active working capital management

•	Strong and flexible balance sheet

◦	Cash balance of $106 million as of March 31, 2020

◦	No funded debt maturity prior to 2026 - no maintenance covenants

◦	New $100 million ABL revolving credit facility with 2025 maturity ($60 million drawn)

◦	Stated commitment to, and history of, de-leveraging (over $275 million of debt paydown from June 2018 to December 2019)

•	Consistent operating and management performance (1)

◦	Meaningful track record of success, including multiple years of revenue and Adjusted EBITDA growth and significant free cash flow generation

◦	Delivery of top-line and bottom-line growth in 2020 through February

◦	Continued profitable digital growth of 30.0% in Q1 2020 (+35.8% on a same station basis)

Operating Summary (dollars in thousands, except percentages and per share data):

For the three months ended March 31, 2020, the Company reported net revenue of $227.9 million, a decrease of 14.8% from the three months ended March 31, 2019, net loss of $7.4 million and Adjusted EBITDA of $27.7 million, a decrease of 33.7% from the three months ended March 31, 2019.

For the three months ended March 31, 2020, the Company reported same station net revenue of $226.5 million, a decrease of 11.2% from the three months ended March 31, 2019, and same station Adjusted EBITDA of $28.4 million, a decrease of 28.5% from the three months ended March 31, 2019.

As Reported	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	% Change
Net revenue	$227,914	$267,496	(14.8)%
Net (loss) income	$(7,351)	$451	N/A
Adjusted EBITDA (2)	$27,725	$41,804	(33.7)%
Basic (loss) income per share	$(0.36)	0.02	N/A
Diluted (loss) income per share	$(0.36)	0.02	N/A

Same Station (1)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	% Change
Net revenue	$226,474	$255,060	(11.2)%
Adjusted EBITDA (2)	$28,429	$39,770	(28.5)%

Revenue Detail Summary (dollars in thousands):

As Reported	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	% Change
Broadcast radio revenue:
Spot	$121,943	$139,579	(12.6)%
Network	65,683	85,164	(22.9)%
Total broadcast radio revenue	187,626	224,743	(16.5)%
Digital	21,886	16,841	30.0%
Other	18,402	25,912	(29.0)%
Net revenue	$227,914	$267,496	(14.8)%

Same Station (1)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	% Change
Broadcast radio revenue:
Spot	$120,814	$130,824	(7.7)%
Network	65,683	84,297	(22.1)%
Total broadcast radio revenue	186,497	215,121	(13.3)%
Digital	21,815	16,067	35.8%
Other	18,162	23,872	(23.9)%
Net revenue	$226,474	$255,060	(11.2)%

Balance Sheet Summary (dollars in thousands):

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$105,728	$15,142
Term loan due 2026 (3)	$522,375	$523,688
6.75% Senior notes (3)	$500,000	$500,000
2020 Revolving credit facility	$60,000	$—

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Capital expenditures	$3,108	$5,126

(1)
Adjusted for all merger and acquisition activity occurring in 2019 and 2020 as if such activity had occurred as of January 1, 2019. Same Station financial measures are not financial measures calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures.”

(2)	Adjusted EBITDA is not a financial measure calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures.”

(3)	Excludes unamortized debt issuance costs.

Earnings Conference Call Details
The Company will host a conference call today at 4:30 PM EDT to discuss its first quarter operating results. A link to the webcast of the conference call will be available on the investor section of the Company’s website (www.cumulusmedia.com/investors/). The conference call dial-in number for domestic callers is 877-830-7699 for call access. If prompted, the conference ID number is 5254699. Please call five to ten minutes in advance to ensure that you are connected prior to the call.

Following completion of the call, a recording of the call can be accessed via a link at www.cumulusmedia.com/investors.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties related to the implementation of our strategic operating plans, the evolving and uncertain nature of the COVID-19 pandemic and its impact on the Company, the media industry, and the economy in general and other risk factors described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. CUMULUS MEDIA assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

About CUMULUS MEDIA
CUMULUS MEDIA (NASDAQ: CMLS) is a leading audio-first media and entertainment company delivering premium content to over a quarter billion people every month - wherever and whenever they want it. CUMULUS MEDIA engages listeners with high-quality local programming through 424 owned-and-operated stations across 87 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, the Olympics, the Academy of Country Music Awards, and many other world-class partners across nearly 8,000 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. CUMULUS MEDIA provides advertisers with personal connections, local impact and national reach through on-air and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. CUMULUS MEDIA is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Non-GAAP Financial Measures

From time to time, we utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. Consolidated adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") is the financial metric by which management and the chief operating decision maker allocate resources of the Company and analyze the performance of the Company as a whole. Management also uses this measure to determine the contribution of our core operations to the funding of our corporate resources utilized to manage our operations and the funding of our non-operating expenses including debt service and acquisitions.

In determining Adjusted EBITDA, the Company excludes from net income items not related to core operations and those that are non-cash including: interest, taxes, depreciation, amortization, stock-based compensation expense, gain or loss on the exchange, sale or disposal of any assets or stations, early extinguishment of debt, local marketing agreement fees, expenses relating to acquisitions, divestitures, restructuring costs, reorganization items and non-cash impairments of assets, if any.

Because of the significant effect that the Company’s material station acquisitions and dispositions have had on our results of operations, the Company also presents certain financial information herein on a “Same Station” basis, both with and excluding the effect of political advertising in order to address the cyclical nature of the two-year election cycle. Same Station metrics are adjusted for material station acquisitions and dispositions as if these acquisitions and dispositions had occurred as of the beginning of the comparable period in the prior year, as indicated. Same station financial measures excluding the impact of political advertising are further adjusted to exclude the impact of political advertising in the comparable periods.
Management believes that Adjusted EBITDA and Same Station financial measures, with and excluding the impact of political advertising, although not measures that are calculated in accordance with GAAP, are commonly employed by the investment community as measures for determining the market value of a media company and comparing the operational and financial performance among media companies. Management has also observed that Adjusted EBITDA and Same Station financial measures, with and excluding the impact of political advertising, are routinely utilized to evaluate and negotiate the potential purchase price for media companies. Given the relevance to our overall value, management believes that investors consider the metrics to be extremely useful.
Adjusted EBITDA and Same Station financial measures, with and excluding the impact of political advertising, should not be considered in isolation or as a substitute for net income, net revenue, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, Adjusted EBITDA and Same Station financial measures, both with and excluding the impact of political advertising, may be defined or calculated differently by other companies and, therefore, comparability may be limited.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600

Supplemental Financial Data and Reconciliations

CUMULUS MEDIA INC.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net revenue	$227,914	$267,496
Operating expenses:
Content costs	88,566	103,752
Selling, general & administrative expenses	103,627	113,503
Depreciation and amortization	12,790	14,590
Local marketing agreement fees	1,047	1,043
Corporate expenses	8,170	8,532
Stock-based compensation expense	719	1,208
Restructuring costs	2,920	2,777
Loss on sale of assets or stations	1,816	26
Total operating expenses	219,655	245,431
Operating income	8,259	22,065
Non-operating expense:
Interest expense	(17,159)	(22,156)
Interest income	2	4
Gain on early extinguishment of debt	—	381
Other expense, net	(2)	(28)
Total non-operating expense, net	(17,159)	(21,799)
(Loss) income before income taxes	(8,900)	266
Income tax benefit	1,549	185
Net (loss) income	$(7,351)	$451

The following tables reconcile net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for the periods presented herein (dollars in thousands):

As Reported	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
GAAP net (loss) income	$(7,351)	$451
Income tax benefit	(1,549)	(185)
Non-operating expense, including net interest expense	17,159	22,180
Local marketing agreement fees	1,047	1,043
Depreciation and amortization	12,790	14,590
Stock-based compensation expense	719	1,208
Loss on sale of assets or stations	1,816	26
Restructuring costs	2,920	2,777
Franchise taxes	174	95
Gain on early extinguishment of debt	—	(381)
Adjusted EBITDA	$27,725	$41,804

Same Station (1)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net loss	$(5,252)	$(1,421)
Income tax benefit	(1,549)	(185)
Non-operating expense, including net interest expense	17,159	22,180
Local marketing agreement fees	1,047	1,043
Depreciation and amortization	12,630	14,428
Stock-based compensation expense	719	1,208
Loss on sale of assets or stations	614	26
Restructuring costs	2,887	2,777
Franchise taxes	174	95
Gain on early extinguishment of debt	—	(381)
Adjusted EBITDA	$28,429	$39,770

The following tables reconcile as reported net revenue and as reported Adjusted EBITDA to same station net revenue and same station Adjusted EBITDA, both including and excluding the impact of political, for the periods presented herein (dollars in thousands):

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
As reported net revenue	$227,914	$267,496
Station dispositions and swaps	(1,440)	(12,436)
Same station net revenue	$226,474	$255,060
Political revenue	(4,926)	(883)
Same station net revenue, excluding impact of political revenue	$221,548	$254,177

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
As reported Adjusted EBITDA	$27,725	$41,804
Station dispositions and swaps	704	(2,034)
Same station Adjusted EBITDA	$28,429	$39,770
Political EBITDA	(4,433)	(795)
Same station Adjusted EBITDA, excluding impact of political EBITDA	$23,996	$38,975